EXHIBIT 99

NEWS RELEASE	For more information:
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp.  Reports Fourth Quarter and Year End 2004 Results

•                  Record year as net sales increased 30% for the fourth quarter and 16% for the full year

•                  Income from continuing operations increased 42% year-over-year

•                  Fourth quarter EPS from continuing operations of $0.39 and full year EPS from continuing operations of $1.25 show dramatic improvement over 2003

•                  Honda sales increased exponentially; up 117% for the fourth quarter and 199% for the full year

DOWNERS GROVE, Illinois, Tuesday, March 1, 2005—Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the fourth quarter and the full year 2004.

Reclassification Impacts and GAAP Reporting

As previously reported, in 2004 General Motors resourced its remanufactured transmission program from the Company’s facility located in Gastonia, North

Carolina, and correspondingly, ATC closed this facility in the fourth quarter.  As a result of the closure, this business is treated as a “discontinued operation” and all prior financial results have been reclassified accordingly.

Historically, the Company has augmented its GAAP results with adjusted income and EPS disclosures.  By way of example, in line with prior guidance for the full year 2004, the Company would have reported adjusted EPS of $1.30 (on a non-GAAP basis and prior to reflecting the results of the Gastonia, North Carolina facility as discontinued operations).  Starting with this period, the Company will regularly report financial results on a GAAP basis only.

Fourth Quarter Results

For the quarter ended December 31, 2004, net sales increased by $24.2 million or 30% to $104.8 million from $80.6 million for the quarter ended December 31, 2003.  Income from continuing operations increased to $8.3 million from a loss of $0.6 million for the fourth quarter of 2003.  Income from continuing operations per diluted share increased to $0.39 for the fourth quarter of 2004 from a loss of $0.03 for the fourth quarter of last year.

Full Year 2004 Results

For the year ended December 31, 2004, net sales increased by $55.9 million or 16% to $395.6 million from $339.7 million for the year ended December 31, 2003.  Income from continuing operations increased $7.9 million to $26.8 million for the full year

2004 from $18.9 million for the full year 2003.  Income from continuing operations per diluted share increased to $1.25 for the full year 2004 from $0.77 for the full year 2003.

Management Comments

In commenting on the Company’s results, Don Johnson, President and CEO said, “I am pleased that we achieved record sales in 2004 by improving performance across all segments of our business to drive overall results in both the fourth quarter and the full year.”

“Significantly, in our Drivetrain Segment we achieved strong net sales growth of $67.7 million up 15.3% from the fourth quarter of 2003.  For full year 2004, sales grew  12.5% to $271.2 million, primarily driven by strength in our business with Honda, which increased 117% compared to the same quarter last year and almost 200% year-over-year.  I am particularly pleased to report that throughout 2004, our relationship with Honda continued to expand as we worked together to anticipate and further support their market needs.  Furthermore, through the efforts of our business development and operations groups, we continued to expand our relationships with our other customers by developing product and services solutions that are mutually beneficial.”

“Our Logistics Segment delivered another strong quarter with net sales of $32.3 million, an 81% improvement compared to 2003’s fourth quarter.  For the full year

2004, sales grew 28% to $104.4 million, driven by new business won during the year, which is expected to generate more than $30 million of annualized revenue, coupled with continued strength in our wireless and mobile devices distribution business.”

“We also made inroads in our Independent Aftermarket business with improved sales of transmissions to individual retail outlets and to our larger warehouse distributor customers.  This resulted in net sales of $4.7 million during the fourth quarter and $20.0 million for the full year, which are 17% higher than both the prior fourth quarter and full year periods.  Through the ongoing efforts of our sales and operations improvement teams, our operating loss for the fourth quarter narrowed by $0.5 million from a loss of $1.9 million in 2003 to a loss of $1.4 million or a 26% improvement and for the full year narrowed by $0.9 million from $6.6 million in 2003 to $5.7 million or a 14% improvement.”

“Clearly, 2004 can best be characterized as a year of transition for ATC, during which we stabilized our customer base, grew with both new and existing customers and deployed our business development teams to further drive new business growth.  We delivered an excellent year of performance. ”

“With 2004 behind us, we turn our attention to 2005.  Our plans are focused on the growth of ATC through the addition of new customers and new products as well as continued growth with our blue chip roster of existing customers.  We will continue our commitment to industry-leading quality and service while we simultaneously work to continue reducing costs.  Additionally, we will continue to apply our process, engineering and technical know-how working closely with our existing and new customers to help them reduce their costs and introduce new products and services to help them grow their business while also improving ours.”

“As we start 2005, we do so with a solid balance sheet that should provide us with the ability to fuel ATC’s growth.  Finally, growth momentum exists across all businesses and with a continued focus on our cost structure, we expect to deliver another strong year of performance.”

Mr. Johnson concluded, “Our first quarter 2005 EPS from continuing operations is expected to be in the range of $0.22-$0.25 and our full year is expected to be in the range of $1.38-$1.42, reflecting a healthy increase compared to $0.17 and $1.25 for the same periods in 2004.  Our 2005 guidance does not include the impact from SFAS No. 123R, Share-Based Payment, which we expect to adopt effective July 1, 2005.  We expect the adoption of this accounting statement will have a negative effect on net income of the Company in 2005, although we are still evaluating the magnitude of the effect.  Based on our stock options currently outstanding, the implementation of SFAS No. 123R would negatively affect the Company’s net income in the second half of 2005 by approximately $0.6 million or approximately $0.03 per share.”

ATC will host a conference call on Wednesday, March 2, 2005 at 9:00 A.M. CENTRAL time to discuss all items referenced in this press release.  The dial-in number is 800-657-1263.  Ask for the Aftermarket Technology Corp. conference call.  A replay of the call will be available for one week following the call.  The dial-in number for the replay is 877-519-4471.  The access code is 5757312.

For further information, please see the Company’s recent filings with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light vehicle (cars and light trucks) aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2004	2003	2004	2003
	(Unaudited)

Net sales:
Products	$72,496	$62,733	$291,192	$258,009
Services	32,346	17,882	104,385	81,700
Total net sales	104,842	80,615	395,577	339,709

Cost of sales
Products	55,283	49,520	220,810	201,652
Products - disposal costs	—	—	—	200
Services	23,306	12,020	72,820	43,345
Total cost of sales	78,589	61,540	293,630	245,197

Gross profit	26,253	19,075	101,947	94,512

Selling, general and administrative expense	12,860	12,403	51,598	50,987
Amortization of intangible assets	31	49	125	299
Exit, disposal, certain severance and other charges	67	6,416	4,031	8,273

Income from operations	13,295	207	46,193	34,953

Interest income	765	744	2,658	2,863
Other income, net	26	47	24	94
Equity in income of investee	6	112	146	277
Interest expense	(1,902)	(1,892)	(7,271)	(8,169)

Income (loss) from continuing operations before income taxes	12,190	(782)	41,750	30,018

Income tax expense (benefit)	3,845	(139)	14,955	11,146

Income (loss) from continuing operations	8,345	(643)	26,795	18,872

Gain (loss) from discontinued operations, net of income taxes	(3,846)	933	(21,019)	1,639

Net income	$4,499	$290	$5,776	$20,511

Per common share - basic:
Income (loss) from continuing operations	$0.39	$(0.03)	$1.27	$0.78
Gain (loss) from discontinued operations	(0.18)	0.04	(1.00)	0.07

Net income	$0.21	$0.01	$0.27	$0.85

Weighted average number of common shares outstanding	21,008	24,215	21,097	24,213

Per common share - diluted:
Income (loss) from continuing operations	$0.39	$(0.03)	$1.25	$0.77
Gain (loss) from discontinued operations	(0.18)	0.04	(0.98)	0.07

Net income	$0.21	$0.01	$0.27	$0.84

Weighted average number of common and common equivalent shares outstanding	21,271	24,215	21,411	24,486

AFTERMARKET TECHNOLOGY CORP.

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”)

$ in millions, except per share amounts

Unaudited

For The Twelve Months Ended 31-Dec-04

Reconciliation from income from continuing operations to adjusted income
Income from continuing operations (GAAP basis)	$26.8

Less:
Results of closed Gastonia, NC facility reflected as discontinued operations (1)	(20.2)
S/T	6.6

Add:
Exit, disposal, certain severance and other charges related to continuing operations, net of tax (2)	2.6
Adjustment to income tax expense (3)	(0.4)
Impairment of Goodwill related to closure of Gastonia, NC facility, net of tax (1)	14.5
Exit, disposal, certain severance and other charges related to closure of Gastonia, NC facility, net of tax (1)	4.5

Adjusted income (non-GAAP basis)	$27.8

Earnings Per Diluted Share:
Income from continuing operations (GAAP basis)	$1.25

Less:
Results of closed Gastonia, NC facility reflected as discontinued operations (1)	(0.94)
S/T	0.31

Add:
Exit, disposal, certain severance and other charges related to continuing operations, net of tax (2)	0.12
Adjustment to income tax expense (3)	(0.02)
Impairment of Goodwill related to closure of Gastonia, NC facility, net of tax (1)	0.68
Exit, disposal, certain severance and other charges related to closure of Gastonia, NC facility, net of tax (1)	0.21

Adjusted income (non-GAAP basis)	$1.30

(1) See Item 8 - “Consolidated Financial Statements and Supplementary Data - Note 16” of Form 10-K for the fiscal year ended December 31, 2004 for a further discussion of these costs.

(2) See Item 8 - “Consolidated Financial Statements and Supplementary Data - Note 20” of Form 10-K for the fiscal year ended December 31, 2004 for a further discussion of these costs.

(3)  Represents a gain of $0.4 million ($0.02 per diluted share) recorded during the three months ended June 30, 2004 for an adjustment to income tax expense related to the 1999 tax year.

AFTERMARKET TECHNOLOGY CORP.

Explanation of non-GAAP Financial Measures

The Company reports its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).  The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP.  This press release includes such non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of the Company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income :  Represents income from continuing operations (GAAP basis) adjusted to exclude, on an after-tax basis, exit, disposal, certain severance and other charges and other unusual items of income or expense as determined by management.  Each specific item is described in the footnotes to the schedule that reconciles the GAAP to non-GAAP financial measures.

Adjusted Income Per Diluted Share:  Represents income from continuing operations per diluted share (GAAP basis) adjusted to exclude, on an after-tax basis per diluted share, exit, disposal, certain severance and other charges and other unusual items of income or expense as determined by management.  Each specific item is described in the footnotes to the schedule that reconciles the GAAP to non-GAAP financial measures.

The Company believes these non-GAAP financial measures provide management and investors with useful information by removing the effect of variances in GAAP reported results that are not indicative of fundamental changes in the earnings capacity of the Company’s operations, and enables management and investors to meaningfully trend, analyze and benchmark the performance of the Company’s operations.  The Company also believes that the presentation of the non-GAAP financial measure is consistent with its past practice and enables management and investors to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

In addition, many of the Company’s internal performance measures exclude the effects of these income and expense items and are based upon the related non-GAAP financial measure.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available.  The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.